Exhibit 4.4

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Fifth Amended and Restated Stockholders Agreement (this “Agreement”) is made as of this 6th day of March, 2008 by and among GlassHouse Technologies, Inc., a Delaware corporation (together with any successor thereto, the “Company”), the individual listed under the heading “Founder” on Exhibit A hereto (the “Founder”), the investors listed under the heading “Investors” on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”), the individuals listed under the heading “Common Holders” on Exhibit A hereto (the “Common Holders”), and any other stockholder, warrantholder or optionholder of the Company who from time to time becomes a party to this Agreement by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit B (collectively, the “Additional Stockholders”). The Founder, the Common Holders and the Additional Stockholders are herein referred to collectively as the “Stockholders” and each individually as a “Stockholder.”

WHEREAS, certain of the Investors (the “Existing Investors”) have previously purchased shares of the Company’s Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), shares of the Company’s Series B Convertible Participating Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), shares of the Company’s Series C Convertible Participating Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), shares of the Company’s Series D Convertible Participating Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”) and/or shares of the Company’s Series E Convertible Participating Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), and are party to that certain Fourth Amended and Restated Stockholders Agreement, dated as of December 30, 2004 and last amended on November 14, 2007, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Company and Dell Products L.P., a Texas limited partnership (the “New Investor”), are simultaneously entering into a certain Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) pursuant to which such New Investor has agreed to purchase a Subordinated Convertible Promissory Note (the “Note”), in accordance with the terms and conditions contained therein;

WHEREAS, the Company, the Founder, the Common Holders and the Existing Investors desire to amend the Prior Agreement to include the New Investor and to amend and restate the terms and conditions of the Prior Agreement in their entirety, as set forth herein; and

WHEREAS, the execution of this Agreement is a condition precedent to the purchase by the New Investor of the Note under the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1 Construction of Term. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

1.2 Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on a number of shares of Common Stock held by an Investor or Stockholder, the number of shares deemed to be held by an Investor or Stockholder shall be the total number of shares of Common Stock then owned by such Investor or Stockholder, plus the total number of shares of Common Stock issuable upon conversion of any Preferred Stock or other convertible securities or exercise of any vested options, warrants or subscription rights then owned by such Investor or Stockholder.

1.3 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Affiliates of an Investor that is a venture capital or other similar fund or entity shall include any other venture capital or other similar funds or entities for which an Affiliate of such Investor directly or indirectly, through one or more intermediaries, serves as a manager, general partner or in a like capacity, and any partners, limited partners, managers, members or shareholders of such Investor.

“Board of Directors” means the board of directors of the Company.

“Common Stock” means the common stock, $0.001 par value per share, of the Company and any other common equity securities now or hereafter issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“GrandBanks” means GrandBanks Capital Venture Fund, LP, GrandBanks Capital Softbank Fund, LP or their Affiliates.

“JAFCO” means JAFCO America Technology Fund III, L.P., JAFCO America Technology Cayman Fund III, L.P., JAFCO USIT Fund III, L.P., JAFCO America Technology Affiliates Fund III, L.P., or their Affiliates.

“Kodiak” means Kodiak Venture Partners II-A, L.P., Kodiak Venture Partners II-B, L.P. or their Affiliates.

“Montagu Newhall” shall mean Montagu Newhall Global Partners III, L.P., Montagu Newhall Global Partners III-A, L.P. and Montagu Newhall Global Partners III-B, L.P., or their affiliates

“Paladin” means Paladin Homeland Security Fund, L.P. or its Affiliates.

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, joint venture, an estate, a trust and any other entity or organization, governmental or otherwise, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners of such person and, with respect to a trust, any beneficiary of such trust.

“Qualified Public Offering” shall have the meaning set forth in the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended.

“Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Sigma” means Sigma Associates 6, L.P., Sigma Partners 6, L.P., Sigma Investors 6, L.P. or their Affiliates.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, mortgage, hypothecation, grant of a security interest in or other disposal or attempted disposal, by gift or otherwise, of all or any portion of a security or of any rights. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

SECTION 2

RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL; CO-SALE RIGHTS

2.1 Restrictions on Transfer. Each Stockholder agrees that he, she or it will not Transfer all or any portion of the shares of capital stock or securities convertible into or exchangeable for shares of capital stock of the Company now owned or hereafter acquired by him, her or it, except in connection with, and strictly in compliance with the conditions of, any of the following:

(a) Transfers effected pursuant to Sections 2.2 and 2.3 hereof, in each case made strictly in accordance with the procedures set forth therein;

(b) Transfers by a Stockholder to his or her spouse, children or grandchildren or to a trust of which he or she is the settlor and a trustee for the benefit of such Person or his or her spouse, children or grandchildren, to partnerships in which such family members are the only partners, or to limited liability companies in which such family members are the only members, provided that the Transferee shall have executed a Joinder Agreement in the form of Exhibit B attached hereto; and

(c) Transfers upon the death of a Stockholder to his or her heirs, executors or administrators or to a trust under his or her will or Transfers between such Person and his or her guardian or conservator, provided that the Transferee shall have executed a Joinder Agreement in the form of Exhibit B attached hereto.

Any permitted Transferee described in the preceding clauses (b) or (c) shall be referred to herein as a “Permitted Transferee.” Notwithstanding anything to the contrary in this Agreement or any failure to execute a Joinder Agreement as contemplated hereby, Permitted Transferees shall take any shares so Transferred subject to all provisions of this Agreement as if such shares were still held by the transferor, whether or not they so agree with the transferor and/or the Company. Without limitation of the foregoing, in connection with any otherwise permitted Transfer of shares of capital stock that are restricted shares and are subject to any stock restriction agreement, any Transferee of any such shares shall agree in writing to be bound by the terms of any such stock restriction or similar agreement, including, without limitation, any repurchase or similar right contained therein.

2.2 Right of First Refusal. In the event that any Stockholder or any of their Permitted Transferees (a “Transferring Stockholder”) proposes to Transfer all or any portion of the shares of capital stock or securities convertible into or exchangeable for capital stock of the Company held by such Person (a “Proposed Transaction”) to a Person other than a Permitted Transferee (a “Proposed Transferee”), such Transferring Stockholder may, subject to the provisions of Section 2.3 hereof, Transfer such shares pursuant to and in accordance with the following provisions of this Section 2.2:

(a) Offer Notice. Such Transferring Stockholder shall deliver written notice (the “Offer Notice”) of its desire to consummate the Proposed Transaction to the Company, with a copy to the Investors, and shall otherwise comply with the provisions of this Section 2.2 and, if applicable, Section 2.3. The Offer Notice shall specify (i) the number of shares and type of securities of the Transferring Stockholder subject to the Proposed Transaction (the “Offered Shares”), (ii) the consideration per share to be paid for the Offered Shares (the “Offer Price”), (iii) the identities of the Proposed Transferees and (iv) all other material terms and conditions of the Proposed Transaction. In the event that the Offer Price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Board of Directors of the Company with the agreement of the Investors may determine the fair market value of such consideration, reasonably and in good faith, and the Company or Investors may exercise their Rights of First Refusal (as defined below) by payment of such fair market value in cash or cash equivalents. The Transferring Stockholder’s Offer Notice shall constitute an irrevocable offer to sell all such shares to the Company and the Investors on the basis described below at a purchase price equal to the price contained in, and on the same terms as set forth in the Offer Notice.

(b) Company Right of First Refusal. For a period of ten (10) business days after the giving of the Offer Notice pursuant to Section 2.2(a) (the “Company Option Period”), the Company shall have the right (the “Company Right of First Refusal”) to purchase any or all of the Offered Shares at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offer Notice. The right of the Company to purchase any or all of the Offered Shares under this Section 2.2(b) shall be exercisable by delivering written notice of the exercise thereof prior to the expiration of the Company Option Period to the Transferring Stockholder, with a copy to the Investors, which notice shall state the number of Offered Shares proposed to be purchased by the Company. The failure of the Company to respond within the

Company Option Period shall be deemed to be a waiver of the Company’s rights under this Section 2.2(b), provided that the Company may waive its rights under this Section 2.2(b) prior to the expiration of the Company Option Period by giving written notice to the Transferring Stockholder, with a copy to the Investors. The closing for any purchase of shares by the Company hereunder shall take place within ten (10) business days after the expiration of the Company Option Period.

(c) Investor Right of First Refusal. If the Company does not elect to purchase all of the Offered Shares pursuant to Section 2.2(b), then for a period of fifteen (15) business days (the “Investor Option Period”) after the earlier to occur of (a) the expiration of the Company Option Period pursuant to Section 2.2(b) or (b) the date upon which the Transferring Shareholder shall have received written notice from the Company of its exercise of the Company Right of First Refusal pursuant to Section 2.2(b) or its waiver thereof, each of the Investors shall have the right (the “Investor Right of First Refusal” and, together with the “Company Right of First Refusal”, the “Rights of First Refusal”) to accept the offer to purchase any or all of the remaining Offered Shares at a purchase price equal to the Offer Price and upon the terms and conditions specified in the Offer Notice. Each Investor shall then have the right to accept the offer to purchase up to that number of remaining Offered Shares as shall be equal to the product obtained by multiplying (X) the total number of remaining Offered Shares by (Y) a fraction, the numerator of which is the total number of shares of Common Stock deemed to be held by such Investor on the date of the Offer Notice (as determined in accordance with Section 1.2 hereof) and the denominator of which is the total number of shares of Common Stock then deemed to be held by all of the Investors on the date of the Offer Notice (as determined in accordance with Section 1.2 hereof), subject to increase as hereinafter provided. The number of shares that each such Investor is entitled to purchase under this Section 2.2 shall be referred to as a “ROFR Fraction.” In the event any such Investor does not wish to purchase its ROFR Fraction, then all the other Investors who so elect shall have the right to accept the offer to purchase, on a pro rata basis with all other Investors who so elect (as hereinafter provided), any ROFR Fraction not purchased by such Investor. Each Investor shall have the right to accept the Proposed Transaction by giving notice of such acceptance to the Transferring Stockholder within the Investor Option Period, which notice shall indicate the maximum number of shares subject thereto which such Investor is willing to purchase in the event fewer than all the Investors elect to purchase their ROFR Fractions. The Transferring Stockholder shall notify the Investors promptly following any lapse of the Right of First Refusal without acceptance thereof or any rejection of the Right of First Refusal.

The closing for any purchase of shares by the Investors hereunder shall take place within ten (10) business days after the expiration of the Investor Option Period.

(d) Sale to Proposed Transferee. In the event that the Company and/or the Investors do not elect to exercise their respective Rights of First Refusal with respect to all of the Offered Shares, the Transferring Stockholder may consummate the sale of the remaining Offered Shares to the Proposed Transferee on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 2.3. If the Transferring Stockholder’s Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Proposed Transaction within the later of (i) ninety (90) days after the expiration of the later of the Investor Right of First Refusal and the Co-Sale Option set forth in Section 2.3, if applicable, and (ii) the satisfaction of all governmental approval or filing requirements, the Proposed Transaction shall be deemed to lapse, and any Transfers of shares pursuant to such Proposed Transaction shall be deemed to be in violation of the provisions of this Agreement unless the Company and the Investors are once again afforded the Rights of First Refusal provided for herein with respect to such Proposed Transaction.

2.3 Co-Sale Option. In the event that any Transferring Stockholder proposes to Transfer all or any portion of the Offered Shares in a Proposed Transaction, and the Rights of First Refusal under Section 2.2 above are not exercised with respect to all of the Offered Shares proposed to be sold, such Transferring Stockholder may Transfer such shares only pursuant to and in accordance with the following provisions of this Section 2.3:

(a) Each Investor who has chosen not to exercise its Right of First Refusal pursuant to Section 2.2 above and the Founder shall have the right to participate in the Proposed Transaction on the terms and conditions herein stated (the “Co-Sale Option”), which right shall be exercisable upon written notice (the “Acceptance Notice”) to the Transferring Stockholder within ten (10) business days after receipt by the Investors and the Founder of a written notice (“Co-Sale Notice”) from the Transferring Stockholder that the Investors have not elected to exercise their Right of First Refusal with respect to such Offered Shares. The Acceptance Notice shall indicate the maximum number of shares each Investor or the Founder (as applicable) wishes to sell (including the number of shares it would sell if one or more Investors or the Founder does not elect to participate in the sale) on the terms and conditions stated in the Offer Notice.

(b) Each such Investor who has chosen not to exercise its Right of First Refusal pursuant to Section 2.2 and the Founder shall have the right to sell a portion of its shares pursuant to the Proposed Transaction which is equal to or less than the product obtained by multiplying (i) the total number of Offered Shares to be sold to a Proposed Transferee pursuant to the Proposed Transaction by (ii) a fraction, the numerator of which is the total number of shares of Common Stock deemed to be held by such Investor or such Founder (as applicable) on the date of the Co-Sale Notice (as determined in accordance with Section 1.2 hereof) and the denominator of which is the aggregate number of shares of Common Stock deemed to be held collectively by the Transferring Stockholder, all Investors who have chosen not to exercise their Rights of First Refusal pursuant to Section 2.2 and the Founder on the date of the Co-Sale Notice (as determined in accordance with Section 1.2 hereof). To the extent one or more of such Investors or the Founder elects not to exercise its Co-Sale Option, then the rights of the other such Investors and the Founder (in each case, who exercise its Co-Sale Option) to sell shares shall be increased proportionately based on their relative holdings by the full amount of shares which the non-electing Persons were entitled to sell pursuant to this Section 2.3.

(c) Within ten (10) business days after the date by which the Investors and/or the Founder (as applicable) were required to notify the Transferring Stockholder of their intent to exercise the Co-Sale Option, the Transferring Stockholder shall notify each participating Investor and Founder of the number of shares held by such Investor or Founder that will be included in the sale and the date on which the Proposed Transaction will be consummated, which shall be no later than the later of (i) thirty (30) days after the date by which the Investors and/or the Founder

(as applicable) were required to notify the Transferring Stockholder of its intent to exercise the Co-Sale Option and (ii) the satisfaction of governmental approval or filing requirements, if any.

(d) Any Investor or the Founder may effect its participation in any Proposed Transaction hereunder by delivery to the Proposed Transferee or to the Transferring Stockholder for delivery to the Proposed Transferee of one or more instruments or certificates properly endorsed for Transfer representing the shares it elects to sell therein, provided that no such Investor or Founder shall be required to make any representations or warranties or provide any indemnities in connection therewith other than with respect to its ownership of the shares being conveyed. At the time of consummation of the Proposed Transaction, the Proposed Transferee shall remit directly to each such Investor and Founder that portion of the sale proceeds to which such Investor or Founder (as applicable) is entitled by reason of its participation therein (less any adjustments due to the conversion of any convertible securities or the exercise of any exercisable securities).

(e) Promptly after such sale, the Transferring Stockholder shall notify each participating Investor and Founder of the consummation thereof and shall furnish such evidence of the completion and date of completion of such sale and of the terms thereof as may reasonably be requested by any such Investor or Founder. So long as the Proposed Transferee is neither a party nor an Affiliate of a party to this Agreement, such Proposed Transferee shall take the shares so Transferred free and clear of any further restrictions of this Section 2. In the event that the Proposed Transaction is not consummated within the period required by subparagraph (c) hereof or the Proposed Transferee fails timely to remit to each such Investor and Founder its portion of the sale proceeds, the Proposed Transaction shall be deemed to lapse, and any Transfers of shares pursuant to such Proposed Transaction shall be deemed to be in violation of the provisions of this Agreement unless the Transferring Stockholder once again complies with the provisions of Sections 2.2 and 2.3 hereof with respect to such Proposed Transaction.

2.4 Sales to Competitors. Each Stockholder and Investor hereby agrees not to directly or indirectly Transfer any shares of Common Stock or other securities of the Company or options in respect to any thereof to any Person whose activities, products or services are competitive with activities, products or services of the Company as reasonably determined by the Board of Directors as of the date of the proposed Transfer (provided that the foregoing shall not restrict public sales registered under the Securities Act or pursuant to Rule 144 thereunder unless the relevant Transferor has knowledge that the buyer or buyers are such competitors). The Company may impose stop transfer instructions with its transfer agent in order to enforce the foregoing covenants.

2.5 Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company, the Investors and the Stockholders shall have in addition to any other legal or equitable remedies which they may have the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose.

2.6 Assignment of Rights. The Investors shall have the right to assign its rights under this Section 2 to a Transferee who receives any shares of Preferred Stock, provided that such Transferee must consent in writing to be bound by the terms and conditions of this Section 2 to acquire the rights granted hereunder.

SECTION 3

RIGHTS TO PURCHASE

3.1 Right to Participate in Certain Sales of Additional Securities. Subject to Section 5.6 of the Purchase Agreement, the Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company or options, warrants or rights carrying any rights to purchase capital stock of the Company (the “Offered Securities”) unless the Company first submits written notice (the “Preemptive Rights Notice”) to the Investors identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Investor the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the Offered Securities (subject to increase for over-allotment if any of the Investors do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties. The Company’s offer to the Investors shall remain open and irrevocable for a period of thirty (30) days during which time the Investors may accept such offer by written notice to the Company setting forth the maximum number of shares or other securities to be purchased by any such Investor, including the number of shares or securities which the Investor would purchase if the other Investors do not elect to purchase, with the rights of the electing Investors to purchase such additional shares or securities to be based on the relative holdings of shares of the electing Investors. Any securities so offered which are not purchased by the Investors pursuant to such offer may be sold by the Company, but only on the terms and conditions set forth in the initial offer to the Investors, at any time within one hundred twenty (120) days following the termination of the above-referenced thirty (30) day period. For purposes of this Section 3.1, each Investor’s “Pro Rata Allotment” of securities shall be based on the ratio which the shares of Common Stock held by such Investor (as determined in accordance with Section 1.2 hereof) bears to the total number of shares of Common Stock outstanding on the date of the Preemptive Rights Notice (determined on a fully-diluted and an as-converted basis).

Notwithstanding the foregoing, the right to purchase shall be inapplicable with respect to any issuance or proposed issuance by the Company of (i) up to 17,350,204 shares of Common Stock and up to 325,000 shares of Series 1 Stock, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like (or options to purchase such Common Stock or Series 1 Stock) to its officers, directors, employees and consultants pursuant to stock and options plans approved by a majority of the Board of Directors, (ii) Common Stock upon conversion of the Preferred Stock, (iii) securities as a result of any stock split, stock dividend or combination of the Company’s Common Stock, (iv) securities upon conversion or exercise of convertible or exercisable securities outstanding on the date hereof, (v) securities upon conversion of the Note or exercise of any warrants issued to the New Investor in connection with the Purchase Agreement, (vi) securities in connection with a merger, consolidation, acquisition or similar business combination approved by a majority of the Board of Directors, (vii) securities pursuant to any loan arrangement or debt financing from a bank or similar financial institution approved by a majority of the Board of Directors, (viii) securities in connection with strategic transactions involving the Company and other entities, including joint venture, marketing or distribution arrangements or technology transfer or development arrangements, provided that such strategic transactions and the issuance of securities in connection therewith have been approved by a majority of the Board of Directors and (ix) securities purchased by the New Investor pursuant to Section 5.6 of the Purchase Agreement.

3.2 Assignment of Right. The rights of the Investors set forth in this Section 3 are transferable to each Transferee who receives any shares of Preferred Stock, provided that such Transferee must consent in writing to be bound by the terms and conditions of this Section 3 in order to acquire the rights granted hereunder.

SECTION 4

ELECTION OF DIRECTORS

4.1 Board Composition.

(a) Subject to Section 4.1(f) below, each Investor and each Stockholder (including any Permitted Transferees) agrees to vote all of his, her or its shares of the Company’s capital stock having voting power (and any other shares over which he, she or it exercises voting control) in connection with the election of directors of the Company and to take such other actions as are necessary so as to fix the number of members of the Board of Directors at eight (8) and to elect and continue in office as directors the following:

(i) one (1) individual nominated by the Founder, who shall initially be Mark Shirman (the “Founder Director”);

(ii) one (1) individual nominated by Kodiak, who shall initially be Christopher H. Greendale (the “Kodiak Director”);

(iii) one (1) individual nominated by Sigma, who shall initially be Robert E. Davoli (the “Sigma Director”);

(iv) one (1) individual nominated by GrandBanks, who shall initially be Ryan Moore (the “GrandBanks Director”);

(v) one (1) individual nominated by Paladin, who shall initially be Kenneth Minihan (the “Paladin Director”); and

(vi) three (3) individuals nominated jointly by the Founder, Kodiak, Sigma, Paladin and GrandBanks, who shall have relevant industry experience and shall not be employed by or affiliated with the Company, the Founder or the Investors or any subsidiary or Affiliate of such Persons, whom shall initially be Glenn Osaka, Todd Gresham and Patrick Scannell (collectively, the “Outside Directors”).

(b) Each Investor and each Stockholder (and each Permitted Transferee) agrees to vote all of his, her or its shares of the Company’s capital stock having voting power (and any other shares over which he, she or it exercises voting control) for the removal of any

Director upon the request of the party nominating such Director and for the election to the Board of Directors of the Company of a substitute nominated by such party in accordance with the above provisions. Each Investor and each Stockholder further agrees to vote all of his, her or its shares of the Company’s capital stock having voting power (and any other shares over which he, she or it exercises voting control) in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors of the Company occurring for any reason shall be filled only in accordance with the provisions of this Section 4.

(c) The Company shall pay each Director for his or her reasonable travel and other reasonable expenses incurred in connection with attending meetings of the Board of Directors or otherwise in connection with his or her services as a member of the Board of Directors, including attending meetings of any committees of the Board of Directors. All Directors who are not employees of the Company will be equally compensated for their services as a member of the Board of Directors. The Eighth Amended and Restated Certificate of Incorporation and Bylaws of the Company will provide for exculpation and indemnification of the Directors and limitations on the liability of the Directors to the fullest extent permitted under applicable state law. The Company shall use its reasonable best efforts to maintain and keep in full force and effect directors’ and officers’ liability insurance with a coverage amount of at least $2,000,000.

(d) Neither the Company, the Founder, the Common Holders, the Investors, nor any officer, director, stockholder, partner, member, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

(e) Any director of the Company may be removed from the Board of Directors in the manner allowed by law and the Company’s Eighth Amended and Restated Certificate of Incorporation and Bylaws, but with respect to a director designated pursuant to subsections 4(a)(i)-(v) above and subsection 4(f)(ii) below, only upon the vote or written consent of the stockholders entitled to nominate such director.

(f) Upon the conversion in full of the principal and interest due under the Note into Preferred Stock, each Investor and each Stockholder (including any Permitted Transferees) agrees to vote all of his, her or its shares of the Company’s capital stock having voting power (and any other shares over which he, she or it exercises voting control) in connection with the election of directors of the Company and to take such other actions as are necessary so as to fix the number of members of the Board of Directors at nine (9) and to elect and continue in office (i) the directors listed in Sections 4.1(a)(i)-(vi) above and (ii) one (1) individual nominated by the New Investor.

4.2 Frequency of Meetings. The Board of Directors shall meet on at least a monthly basis unless otherwise agreed by a majority of the members of the Board of Directors who are not employees of the Company or any subsidiary thereof.

4.3 Committees of the Board.

(a) Compensation Committee. The Company and each Investor and Stockholder agree to take such action necessary to maintain a Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee shall be comprised of no more than three (3) members, at least two (2) of whom shall be representatives of the Investors, including the Sigma Director. The Compensation Committee shall be responsible for making all compensation decisions for the officers and key management employees of the Company (including stock options and grants). Notwithstanding the foregoing, all decisions regarding the hiring or termination of the Company’s Chief Executive Officer or President, or any senior manager of the Company reporting directly to the Chief Executive Officer or President, shall be determined by a majority of the members of the Board of Directors.

(b) Audit Committee. The Company and each Investor and Stockholder agree to take such action necessary to maintain an Audit Committee of the Board of Directors (the “Audit Committee”). The Audit Committee shall be comprised of no more than three (3) members, at least two (2) of whom shall be representatives of the Investors, including the Sigma Director and the Paladin Director, and none of which shall be employees of the Company. The Audit Committee shall be responsible for reviewing the Company’s financial statements and accounting practices.

4.4 Board Observer.

(a) For so long as it holds at least 966,933 shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations and the like), JAFCO shall be entitled to designate one individual to attend and observe any regular or special meeting of the Board of Directors and shall be entitled to receive all information distributed to the Board of Directors at the time of the original distribution of such information; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof for legitimate corporate purposes, including, but not limited to, if access to such information or attendance at such meeting could affect any evidentiary privilege between the Company and its advisors or would result in disclosure of trade secrets to such representative.

(b) For so long as it holds at least 2,056,090 shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations and the like), Paladin shall be entitled to designate one individual to attend and observe any regular or special meeting of the Board of Directors and shall be entitled to receive all information distributed to the Board of Directors at the time of the original distribution of such information; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof for legitimate corporate purposes, including, but not limited to, if access to such information or attendance at such meeting could affect any evidentiary privilege between the Company and its advisors or would result in disclosure of trade secrets to such representative.

(c) For so long as it holds at least 488,396 shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations and the like), Montagu Newhall shall be entitled to designate one individual to attend and observe any regular or special meeting of the Board of Directors and shall be entitled to receive all information distributed to the Board of Directors at the time of the original distribution of such information; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof for legitimate corporate purposes, including, but not limited to, if access to such information or attendance at such meeting could affect any evidentiary privilege between the Company and its advisors or would result in disclosure of trade secrets to such representative.

4.5 Assignment. Each Investor and each Stockholder agrees as a condition to any Transfer of his, her or its shares to cause the Transferee to agree to the provisions of this Section 4, whereupon such Transferee shall be subject to the provisions hereof.

SECTION 4A “MARKET STAND-OFF” AGREEMENT.

In connection with the Company’s initial public offering of its Common Stock, each Stockholder and Investor (including any Permitted Transferee) if requested in good faith by the Company and the managing underwriter of the Company’s securities shall agree not to directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Company held by them (except for any securities sold pursuant to such registration statement) or enter into any Hedging Transaction (as defined below) relating to any securities of the Company for a period not to exceed 180 days following the effective date of the registration statement for such initial public offering as agreed to by such parties; provided, that the Investors’ obligations under this Section 4A shall be conditioned upon all officers, directors and holders of two percent (2%) or more of the outstanding capital stock of the Company entering into similar agreements with the Company and such managing underwriter. For purposes of this Section 4A, “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index security) that includes, relates to or derives any significant part of its value from the Company’s Common Stock. The underwriters in connection with the Company’s initial public offering are intended third-party beneficiaries of this Section 4A and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder and Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 4A or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the securities of the Company held by each Stockholder and Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

SECTION 5

GENERAL

5.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. This Agreement may not be amended or modified or any provision hereof waived without the joint written consent of the Company, a majority-in-interest of the Stockholders, and the Investors holding sixty-six and two-thirds percent (66 2/3%) of the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock based on the relative holdings of capital stock of the Company of the Investors as a group at the relevant time; provided, that the provisions of Section 2.2(c) and Section 3.1 may be amended by the written consent of the Company and Investors holding sixty-six and two-thirds percent (66 2/3%) in interest of the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock based on the relative holdings of capital stock of the Company of the Investors as a group at the relevant time so long as such amendment is made in connection with a third party financing and is for the purpose of including new investors in the Company within the meaning of “Investors” and affording such new investors the benefits of such provisions, and such amendment affects the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, the Series D Preferred Stock and Series E Preferred Stock in the same manner (and does not eliminate or reduce such holder’s rights (other than to the extent of the participation by the new investors on the same terms)); provided further, that the provisions of Section 4.1(f)(ii) and Section 4.1(a), as to subsections (i) through (v), relating to the election of a given director, shall not be amended, modified or waived without the prior written consent of the relevant entity entitled to nominate such director; provided further, that the provisions of Sections 4.3 (b) and 4.4(b) shall not be amended, modified or waived without the prior written consent of Paladin; provided further, that the provisions of Section 4.4(c) shall not be amended, modified or waived without the prior written consent of Montagu Newhall. Notwithstanding anything contained in this Section 5.1 to the contrary, any party may waive any provision hereof intended for its benefit by written consent and no provision that is intended for the benefit of a particular party may be amended or waived without such party’s consent.

5.2 Waiver With Respect to Issuance of Preferred Stock. Pursuant to Section 5.1 of the Prior Agreement and hereof, the undersigned, representing a majority-in-interest of the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock hereby waive the pre-emptive rights provisions set forth in Section 3 of the Prior Agreement and hereof with respect to the issuance of all securities now or hereafter issued by the Company to the New Investor.

5.3 Legend on Securities. The Company, each of the Investors and each of the Stockholders acknowledge and agree that substantially the following legends shall be typed on each certificate evidencing any of the securities held at any time by an Investor or a Stockholder:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF DECEMBER 30, 2004, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE COMPANY’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

5.4 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to:

(i) if to the Company, 200 Crossing Boulevard, Framingham, MA 01702, Attn: Mark A. Shirman, or at such other address designated by the Company to the Investors in writing with a copy to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 610 Lincoln Street, Waltham, MA 02451, Attn: Marc. F. Dupré;

(ii) if to the Investors, at the mailing addresses as shown on Exhibit A attached hereto, or at such other address designated by an Investor to the Company in writing, and with respect to (a) Shiprock, LLC, an additional copy to Stephen Gould, Esq., Nutter, McClennen & Fish, LLP, World Trade Center West, 155 Seaport Boulevard, Boston, MA 02210, (b) Sigma, an additional copy to McDermott, Will & Emery, 28 State Street, Boston, MA 02110, Attn: John J. Egan III and (c) Kodiak, an additional copy to                             .

(iii) if to the Stockholders, at the mailing addresses as shown on Exhibit A attached hereto, or at such other address designated by such Stockholder to the Company in writing.

(iv) if to the New Investor, One Dell Way, MS RR1-33, Round Rock, Texas 78682 Attention: General Counsel, Fax: 512.728.8935, and at One Dell Way, MS RR1-87, Round Rock, Texas 78682, Attention: Corporate Development, Fax: 512.723.1702 or at such other address or addresses designated by the New Investor to Company in writing, with an additional copy to Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Attention: William R. Volk, Esq, Fax: 512.236.3450.

5.5 Dispute Resolution.

(a) All disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association (“AAA”). If AAA ceases operation, then the parties shall select a comparable organization that provides qualified arbitration services. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

The parties covenant and agree that the arbitration hearing shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration hearing, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration hearing or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within three (3) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any finding of liability or award of damages. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party whether claimant or respondent) against any party to a proceeding. Any party failing or refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. Nothing in this Section 5.5 shall prohibit any party from proceeding in court without prior arbitration for the limited purpose of seeking a temporary or permanent injunction to avoid immediate and irreparable harm. The provisions of this Section 5.5 shall be enforceable in any court of competent jurisdiction.

Unless otherwise ordered, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by AAA.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive use of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 5.5(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

5.7 Counterparts. This Agreement and any Exhibit or Schedule hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

5.8 Effect of Heading. The Section headings herein are for convenience only and shall not affect the construction hereof.

5.9 Governing Law. This agreement shall be deemed a contract made under the laws of the State of Delaware and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

5.10 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Company and the undersigned Existing Investors hereby agree that this Agreement amends, restates and supercedes the Prior Agreement in its entirety and that the Prior Agreement is hereafter null and void.

5.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors, permitted assigns and transferees, except as may be expressly provided otherwise herein. Notwithstanding anything to the contrary contained herein, an Investor may assign any of its rights under this Agreement to any Affiliate of such Investor.

5.12 Adjustment. All references to share amounts and prices herein shall be equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the capital stock of the Company.

5.13 Term. The provisions contained in Sections 2, 3, 4 and 5.3 of this Agreement shall terminate immediately prior to the closing by the Company of a Qualified Public Offering.

5.14 Exercise of Rights. Unless and until the Note is converted in full into shares of Preferred Stock in accordance with its terms and the terms of the Purchase Agreement (the “Conversion”), the New Investor shall have no rights as an Investor under this Agreement; provided, however, that, immediately following the Conversion, the New Investor shall be deemed to be an Investor for all purposes under this Agreement, except with respect to Sections 3, 4A and 5.3 hereof. Notwithstanding the foregoing, this Section 5.14, Section 3.1 (to the extent related to Section 5.6 of the Purchase Agreement), Section 4.1(f) and Section 5.2 hereof shall not be amended or waived without the prior written consent of the New Investor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

COMPANY:

GLASSHOUSE TECHNOLOGIES, INC.

By:	/s/ Mark A. Shirman
Name:	Mark A. Shirman
Title:	President

FOUNDER:

By:	/s/ Mark A. Shirman
Mark A. Shirman

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

COMMON HOLDERS:

Richard Scannell

Alan L. Stanzler

Christopher H. Greendale

Gordon R. Brooks

Brenda J. Yurick, as Trustee for the Shirman Family Trust, and not individually

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTOR:

DELL PRODUCTS L.P., a Texas limited partnership

By:	/s/ Brian P. MacDonald
Name:	Brian P. MacDonald
Title:	VP and Treasurer

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

KODIAK VENTURE PARTNERS II-A, L.P.

By:	Kodiak Ventures Management II, L.P.
Its:	General Partner

By:	Kodiak Ventures Management Company, Inc.
Its:	General Partner

By:	/s/ Louis J. Volpe
Name:
Title:

KODIAK VENTURE PARTNERS II-B, L.P.

By:	Kodiak Ventures Management II, L.P.
Its:	General Partner

By:	Kodiak Ventures Management Company, Inc.
Its:	General Partner

By:	/s/ Louis J. Volpe
Name:
Title:

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

SIGMA ASSOCIATES 6, L.P.

By:	Sigma Management 6, L.L.C.
Its:	General Partner

By:	/s/ Robert E. Davoli
Its:	Managing Director

SIGMA PARTNERS 6, L.P.

By:	Sigma Management 6, L.L.C.
Its:	General Partner

By:	/s/ Robert E. Davoli
Its:	Managing Director

SIGMA INVESTORS 6, L.P.

By:	Sigma Management 6, L.L.C.
Its:	General Partner

By:	/s/ Robert E. Davoli
Its:	Managing Director

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

GRANDBANKS CAPITAL VENTURE FUND, LP

By:	GRANDBANKS CAPITAL LLC

By:	/s/ Ryan Moore
Title:	Manager

GRANDBANKS CAPITAL SOFTBANK FUND, LP

By:	GRANDBANKS CAPITAL LLC

By:	/s/ Ryan Moore
Title:	Manager

GRANDBANKS CAPITAL ADVISORS FUND, LP

By:	GRANDBANKS CAPITAL LLC

By:	/s/ Ryan Moore
Title:	Manager

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

SHIPROCK, LLC

By:	/s/ Richard C. Shipley
Name:	Richard C. Shipley
Title:	Manager

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

JAFCO AMERICA TECHNOLOGY FUND III, L.P.
JAFCO AMERICA TECHNOLOGY CAYMAN FUND III, L.P.
JAFCO USIT FUND III, L.P.
JAFCO AMERICA TECHNOLOGY AFFILIATES FUND III, L.P.

By:	/s/ Andrew P. Goldfarb
Andrew P. Goldfarb, Managing Member
JAV Management Associates III, L.L.C.
Its General Partner

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

INVESTORS:

PALADIN HOMELAND SECURITY FUND, L.P.
By:	Paladin Homeland Security Holdings, LLC
Its:	General Partner

By:	/s/ Michael R. Steed
Name:	Michael R. Steed
Title:	An Authorized Signatory

PALADIN HOMELAND SECURITY FUND (NY CITY), L.P.

By:	Paladin Homeland Security Holdings, LLC
Its:	General Partner

By:	/s/ Michael R. Steed
Name:	Michael R. Steed
Title:	An Authorized Signatory

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

PALADIN HOMELAND SECURITY FUND (CA), L.P.

By:	Paladin Homeland Security Holdings, LLC
Its:	General Partner

By:	/s/ Michael R. Steed
Name:	Michael R. Steed
Title:	An Authorized Signatory

PALADIN HOMELAND SECURITY FUND (CAYMAN ISLANDS), L.P.

By:	Paladin Homeland Security Holdings (Cayman Islands), Ltd.
Its:	General Partner

By:	/s/ Michael R. Steed
Name:	Michael R. Steed
Title:	An Authorized Signatory

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

INVESTORS:

SHIPROCK II LLC

By:	/s/ Richard C. Shipley
Name:	Richard C. Shipley
Title:	Manager

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

MONTAGU NEWHALL GLOBAL PARTNERS III, L.P.

By:	Montagu Newhall General Partner III, L.P.,
its general partner

By:	Montagu Newhall General Partner III, L.L.C.,
its general partner

By:	/s/ Jim Lim
Name:	Jim Lim,
Managing Member

MONTAGU NEWHALL GLOBAL PARTNERS III-A, L.P.

By:	Montagu Newhall General Partner III, L.P.,
its general partner

By:	Montagu Newhall General Partner III, L.L.C.,
its general partner

By:	/s/ Jim Lim
Name:	Jim Lim,
Managing Member

MONTAGU NEWHALL GLOBAL PARTNERS III-B, L.P.

By:	Montagu Newhall General Partner III, L.P.,
its general partner

By:	Montagu Newhall General Partner III, L.L.C.,
its general partner

By:	/s/ Jim Lim
Name:	Jim Lim,
Managing Member

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first set forth above.

G&H PARTNERS

By:	/s/ Marc F. Dupré
Name:	Marc F. Dupré
Title:	Partner

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

Exhibit A

Schedule of Investors and Stockholders

Investors:

To the extent set forth in Section 5.14, the New Investor

Kodiak Venture Partners II-A, L.P.

Kodiak Venture Partners II-B, L.P.

Sigma Associates 6, L.P.

Sigma Partners 6, L.P.

Sigma Investors 6, L.P.

GrandBanks Capital Venture Fund, LP

GrandBanks Capital SOFTBANK Fund, LP

GrandBanks Capital Advisors Fund, LP

Shiprock LLC

Shiprock II LLC

JAFCO America Technology Fund III, L.P.

JAFCO America Technology Cayman Fund III, L.P.

JAFCO USIT Fund III, L.P.

JAFCO America Technology Affiliates Fund III, L.P.

Montagu Newhall Global Partners III, L.P.

Montagu Newhall Global Partners III-A, L.P.

Montagu Newhall Global Partners III-B, L.P.

Paladin Homeland Security Fund, L.P.

Paladin Homeland Security Fund (NY City), L.P.

Paladin Homeland Security Fund (CA), L.P.

Paladin Homeland Security Fund (Cayman Islands), L.P.

G&H Partners

Founder:

Mark A. Shirman

Common Holders:

Richard Scannell

Alan L. Stanzler

Christopher H. Greendale

Gordon R. Brooks

Brenda J. Yurick, as Trustee for the Shirman Family Trust, and not individually

Exhibit B

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Fourth Amended and Restated Stockholders Agreement (the “Agreement”) dated as of December 30, 2004 by and among Glass House Technologies, Inc. (the “Company”) and the other parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term Stockholder (each as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.                     .

Name: